Exhibit 99.1

First United Security Bank Announces Name Change to First US Bank

THOMASVILLE, Ala.--(BUSINESS WIRE)--December 19, 2014--First United Security Bank, the wholly owned banking subsidiary of United Security Bancshares, Inc. (NASDAQ: USBI), today announced that, effective as of Monday, December 15, 2014, the Bank has changed its name to “First US Bank.” The name change is part of an overall rebranding effort by the Bank and reflects a migration to the Bank’s website address that has been in use for many years.

“Our Board of Directors and executive management team understand the increased value of name recognition and awareness of our brand as we grow into new areas. A more concise name helps accomplish this, both with our presence on the internet and in more traditional ways,” stated James F. House, President and Chief Executive Officer.

“Management and staff serving current customers will not change. We are the same Bank that our customers have depended upon – a solid, strong and enduring independent community bank,” said Mr. House. “We will continue to be community-minded and customer-focused to meet the credit and deposit needs of the areas that we serve.”

Additional information regarding the Bank’s name change is available on the Bank’s website. Customers are encouraged to contact a branch in their area with any questions.

Established in 1952, the Bank serves its customers through its 19 offices in Brent, Butler, Calera, Centreville, Coffeeville, Columbiana, Fulton, Gilbertown, Grove Hill, Harpersville, Jackson, McCalla, Thomasville, Tuscaloosa and Woodstock. The Bank holds more than $550 million in assets, is a member of the Federal Deposit Insurance Corporation and is an Equal Housing Lender. For more information, contact us at the Bank’s website, www.firstusbank.com or by mail to P.O. Box 249, Thomasville, AL 36784.

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

CONTACT:
First US Bank
Mel Ann Sullivan, 251-843-2211